Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Dominari Holdings, Inc. on Form S-3 of our report dated April 1, 2024 with respect to our audits of the consolidated financial statements of Dominari Holdings, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Dominari Holdings, Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

730 Third Avenue, 11th Floor

New York, NY 10017

December 13, 2024